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                                                          Exhibit 10.54


                             [INFORMIX LETTERHEAD]


December 15, 1998


Mr. Howard A. Bain III
234 Vista del Monte
Los Gatos, CA 93032

Dear Howard:

We are very pleased that you are considering joining us at Informix Software, Inc. (Company). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Executive Vice President, Chief Financial Officer, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer. The functions reporting to you will include world-wide Finance, MIS, Facilities and Real Estate and Business Development.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $335,000 per year and shall be paid in equal semi-monthly installments.

You will also participate in the Executive Incentive Compensation Plan in 1999 at a rate of 50% at target performance. Plan details will be provided under separate cover.

It will be recommended to the Board of Directors that you receive a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 350,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. In the event of a merger or change in control of the Company within six months after the effective date of such stock option grant, the exercisability of your options will accelerate as to two year's additional vesting. If such change of control takes place after such six month period, the exercisability of your options will accelerate so as to become fully vested. You, of course, will be under non obligation to exercise any stock options which may be granted to you.

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This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Non-disclosure of Confidential Information, in the form attached.

-    Your acceptance of this offer by signing this letter below.

-    Filling out the enclosed Application Form.

-    Your signing of the enclosed W-4 form.

-    Approval by the Informix Board of Directors.

- Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph; OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a U.S. birth certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days, the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

Except as stated above, this offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company. The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Chief Executive Officer or the Vice President, Human Resources.

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I am looking forward to your acceptance of this offer. Please acknowledge your acceptance by signing and dating this letter. In addition, please complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.

/s/ Robert J. Finocchio

Robert J. Finocchio
President, CEO and Chairman

Enclosures
1.   Non-Disclosure Form
2.   I-9 Form
3.   W-4
4.   Employment Application

AGREED ON THE 16th DAY OF DECEMBER, 1998

ANTICIPATED START DATE: refer to fax copy

SIGNED: /s/ H. Bain III
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